Exhibit 10.4

EXECUTION COPY

SEVENTH AMENDED AND RESTATED GUARANTY

This Seventh Amended and Restated Guaranty (as amended, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Guaranty”) is made as of the 17th day of November, 2011 by Bunge Limited, a company incorporated under the laws of Bermuda (together with any successors or assigns permitted hereunder, “BL” or “Guarantor”) to Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, in its capacity as the letter of credit agent under the Letter of Credit Reimbursement Agreement (together with its successors and assigns, the “Letter of Credit Agent”) for the benefit of the Letter of Credit Banks, JPMorgan Chase Bank, N.A., in its capacity as the administrative agent under the Liquidity Agreement (together with its successors and assigns, the “Administrative Agent”) for the benefit of the Liquidity Banks and The Bank of New York Mellon (formerly known as The Bank of New York), in its capacity as collateral agent under the Security Agreement (the “Collateral Agent”) and as trustee (the “Trustee”) under the Pooling Agreement.  This Guaranty amends and restates that certain Sixth Amended and Restated Guaranty, dated as of June 11, 2007, by BL to the Letter of Credit Agent, Administrative Agent, Collateral Agent and Trustee.

WITNESSETH:

WHEREAS, Bunge Asset Funding Corp. (“BAFC”) proposes from time to time to issue its short-term promissory notes (the “Commercial Paper”) to be offered in the commercial paper markets;

WHEREAS, BAFC proposes to fund advances under the Series 2000-1 VFC Certificate from the proceeds of the Commercial Paper;

WHEREAS, BAFC is contemporaneously herewith entering into a Liquidity Agreement with the financial institutions parties thereto (the “Liquidity Banks”) and the Administrative Agent;

WHEREAS, BAFC is contemporaneously herewith entering into that certain Letter of Credit Reimbursement Agreement with the Letter of Credit Agent and the Letter of Credit Banks pursuant to which the Letter of Credit Banks will issue the Letter of Credit for the benefit of the Administrative Agent, on behalf of the Liquidity Banks;

WHEREAS, the execution and delivery of this Guaranty is a condition precedent to the effectiveness of the Letter of Credit Reimbursement Agreement, the Liquidity Agreement and each Supplement to the Pooling Agreement, and to the issuance of the Letter of Credit.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

Section 1.                                Definitions.

(a)                                  For all purposes of this Guaranty, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used herein shall have the meanings assigned to such terms in Annex X (as amended, supplemented or otherwise modified and in effect from time to time, “Annex X”) attached to the Fifth Amended and Restated Pooling Agreement, dated as of June 28, 2004, among Bunge Funding, Inc., Bunge Management Services, Inc., as Servicer and the Trustee (as amended, supplemented or otherwise modified and in effect from time to time, the “Pooling Agreement”), which is incorporated by reference herein.

(b)                                 Notwithstanding any other provision contained herein or in the other Transaction Documents, all terms of an accounting or financial nature used herein and in the other Transaction Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Transaction Documents shall be made, and prepared:

(i)                                     in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 below (and all defined terms used in the definition of any accounting term used in Section 8.2 below) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 7(a) below.  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8.2 below, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Guaranty that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Guarantor’s financial statements at the time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein; and

(ii)                                  without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of BLFC, BFE, BAFC, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.

Section 2.                                Guaranty.  Subject to the terms and conditions of this Guaranty, the Guarantor hereby unconditionally and irrevocably guarantees (collectively, the “Guaranty Obligations”) (a) with respect to Series 2000-1, (i) the punctual payment and reimbursement of all Letter of Credit Obligations when due pursuant to the Letter of Credit Reimbursement Agreement and the Letter of Credit, (ii) payments to fund or to replenish the Reserve Account as provided in Section 5.8 of the Security Agreement and (iii) the difference between (A) the amount payable to the Administrative Agent and the Liquidity Banks under the Liquidity Agreement whether for principal, interest, fees or otherwise and (B) the amount of payments made to BAFC under the Series 2000-1 VFC Certificate which are available solely to make such payments due under the Liquidity Agreement (provided, that to the extent such difference exists because of the failure of an Obligor to promptly pay any amounts due and owing (or that would be due and owing but for the occurrence of an Insolvency Event with respect to such Obligor) with respect to any Loan, the Guarantor shall not be required to make payments pursuant to this clause (iii) until the Obligor fails to make such payments on such Loan for a period of eight (8) days or more), (b) with respect to all Outstanding Series (including Series 2000-1), (i) the prompt and punctual payment of all amounts due and owing in respect of Loans sold, transferred, assigned or otherwise conveyed by the Sellers to the Company and by the Company to the Trust to the extent the related Obligor has failed to pay such amounts due and owing (or that would be due and owing but for the occurrence of an Insolvency Event with respect to such Obligor) for a period of eight (8) days or more, (ii) to the extent not timely paid, all fees, expenses and indemnifications of the Trustee and the Collateral Agent owed by the Company under the Pooling Agreement and the Security Agreement and owed by the Servicer under the Pooling Agreement and the Servicing Agreement, and (iii) that there will be a sufficient amount of each applicable Approved Currency available in each Series Collection Subaccount (and each Series Currency Collection Sub-subaccount) for the Trustee to make the distributions required pursuant to subsections 3A.05(a) and 3A.05(b) of each Series Supplement, (c) with respect to Series 2002-1, the prompt and punctual payment of all amounts due and owing by BLFC in connection with the termination of a Hedge Agreement entered into by BLFC and (d) with respect to Series 2003-1, the prompt and punctual payment of all amounts due and owing by BFE in connection with the termination of a Hedge Agreement entered into by BFE.  All payments by the Guarantor under this Guaranty (i) with respect to Letter of Credit Obligations, shall be made to the Letter of Credit Agent for disbursement pro rata to the Letter of Credit Banks in accordance with their respective Letter of Credit Commitment Shares, (ii) with respect to the Reserve Account, shall be deposited in the Reserve Account for distribution in accordance with the Security Agreement, (iii) with respect to the Series 2000-1 VFC Certificate, shall be deposited in the Cash Collateral Account for distribution in accordance with the terms of the Security Agreement, (iv) with respect to Loans, shall be made to the Trustee for deposit in the Collection Account for distribution in accordance with the terms of the Pooling Agreement and each Supplement, (v) with respect to amounts due the Trustee and the Collateral Agent for payment of their fees, expenses and indemnities, directly to the Trustee and the Collateral Agent at their Notice Address, (vi) with respect to the amounts due under clause (b)(iii) above, shall be deposited in the applicable Series Collection Subaccount (or applicable Series Currency Collection Sub-subaccounts) for distribution in accordance with each Supplement, (vii) with respect to the amounts due under clause (c) above, shall be deposited in the Series 2002-1 Collection Subaccount (or applicable Series 2002-1 Currency Collection Subaccount) for distribution in accordance with the Series 2002-1 Supplement, and (viii) with respect to the amounts due under clause (d) above, shall be deposited in the Series 2003-1 Collection Subaccount (or applicable Series 2003-1 Currency Collection Subaccount) for distribution in accordance with the Series 2003-1 Supplement.

Section 3.                                Guaranty Absolute.  The Guarantor guarantees that the Guaranty Obligations will be paid, regardless of any applicable law, regulation or order now or hereinafter in effect in any jurisdiction affecting any of such terms or the rights of the Letter of Credit Agent, the Administrative Agent, the Collateral Agent or the Trustee with respect thereto.  The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)                                  Any lack of validity or enforceability of or defect or deficiency in the Letter of Credit Reimbursement Agreement, the Liquidity Agreement, any other Transaction Document or any other agreement or instrument executed in connection with or pursuant thereto;

(b)                                 Any change in the time, manner, terms or place of payment of, or in any other term of, all or any of the Guaranty Obligations, or any other amendment or waiver of or any consent to departure from the Letter of Credit Reimbursement Agreement, the Liquidity Agreement, any other Transaction Document or any other agreement or instrument relating thereto or executed in connection therewith or pursuant thereto;

(c)                                  Any sale, exchange or non-perfection of any property standing as security for the liabilities hereby guaranteed or any liabilities incurred directly or indirectly hereunder or any setoff against any of said liabilities, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranty Obligations;

(d)                                 The failure of the Letter of Credit Agent, the Administrative Agent, the Collateral Agent or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company, BAFC or any other Person hereunder or under the other Transaction Documents;

(e)                                  Any failure by BAFC or any other Program Party in the performance of any obligation with respect to the Letter of Credit Reimbursement Agreement, the Liquidity Agreement or any other Commercial Paper Program Document;

(f)                                    Any change in the corporate existence, structure or ownership of the Company, BAFC or any other Person, or any insolvency, bankruptcy reorganization or other similar proceeding affecting the Company, BAFC or any other Person or any of its assets or resulting in the release or discharge of any of the Guaranty Obligations;

(g)                                 Any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor, the Company, BAFC or any other Person (including any other guarantor) that is a party to any document or instrument executed in respect of the Guaranty Obligations; or

(h)                                 Any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranty Obligations or the Letter of Credit Agent’s, the Administrative Agent’s or the Trustees’ rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a currency other than Dollars for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives the Guarantor, the Company, BAFC or any other Person of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty).

The obligations of the Guarantor under this Guaranty shall not be affected by the amount of credit extended to the Company or BAFC, any repayment by BAFC to the Letter of Credit Agent or the Letter of Credit Banks, the Administrative Agent or the Liquidity Banks or the Collateral Agent (in each case, other than the full and final payment of all of the Guaranty Obligations), any repayment by the Company to the Investor Certificateholders (other than the full and final payment of all amounts due and owing to such Investor Certificateholders), allocation by the Letter of Credit Agent, the Letter of Credit Banks, the Administrative Agent, the Liquidity Banks, the Collateral Agent or the Trustee of any repayment, any compromise or discharge of the Guaranty Obligations, any application, release or substitution of collateral or other security therefore, the release of any guarantor, surety or other Person obligated in connection with any document or instrument executed in respect of the Guaranty Obligations, or any further advances to the Company or BAFC.

Section 4.                                Waiver.  The Guarantor hereby waives (a) promptness, diligence, notice of acceptance, presentment, demand, protest, notice of protest and dishonor, notice of default, notice of intent to accelerate, notice of acceleration and any other notice with respect to any of the Guaranty Obligations and this Guaranty, (b) any requirement that the Letter of Credit Agent, the Letter of Credit Banks, the Administrative Agent, the Liquidity Banks, the Collateral Agent or the Trustee protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against BAFC, the Company or any other Person or entity or any collateral or that BAFC, the Company or any other Person or entity be joined in any action hereunder, (c) the defense of the statute of limitations in any action under this Guaranty or for the collection or performance of the Guaranty Obligations, (d) any defense arising by reason of any lack of corporate authority, (e) any defense based upon any guaranteed party’s errors or omissions in the administration of the Guaranty Obligations except to the extent that any error or omission is caused by such guaranteed party’s bad faith, gross negligence or willful misconduct, (f) any rights to set-offs and counterclaims and (g) any defense based upon an election of remedies which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against the Company or BAFC or any other obligor of the Guaranty Obligations for reimbursement; provided, however, that the Guarantor and the Letter of Credit Agent hereby agree that, prior to the Letter of Credit Agent seeking to enforce this Guaranty, the Letter of Credit Agent shall have requested and received a certification from the Collateral Agent that, after taking the action specified in subsections 5.2(a)(i)(B), 5.2(a)(v), 6.2(a)(i)(B) or 6.2(a)(v) of the Security Agreement, a deficiency exists with respect to amounts then due and payable to the Letter of Credit Banks and specifying the amount of such deficiency. No such certification shall be necessary with respect to enforcement by the Administrative Agent, the Collateral Agent or the Trustee.  All dealings between the Company, BAFC or the Guarantor, on the one hand, and the Letter of Credit Agent, the Administrative Agent, the Collateral Agent and the Trustee, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  Should the Letter of Credit Agent, the Administrative Agent, the Collateral Agent or the Trustee seek to enforce the obligations of the Guarantor hereunder by action in any court, the Guarantor waives any necessity, substantive or procedural, that a judgment previously be rendered against the Company, BAFC or any other Person, or that any action be brought against the Company, BAFC or any other Person, or that the Company, BAFC or any other Person should be joined in such cause.  Such waiver shall be without prejudice to the Letter of Credit Agent, the Administrative Agent, the Collateral Agent or the Trustee at their option to proceed against the Company, BAFC or any other Person, whether by separate action or by joinder.  The Guarantor further expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the State of New York or any other applicable jurisdiction.

Section 5.                                Several Obligations.  The obligations of the Guarantor hereunder are separate and apart from the Company, BAFC or any other Person (other than the Guarantor), and are primary obligations concerning which the Guarantor is the principal obligor.  The Guarantor agrees that this Guaranty shall not be discharged except by payment in full of the Guaranty Obligations and complete performance of the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder shall not be affected in any way by the release or discharge of the Company or BAFC from the performance of any of the Guaranty Obligations, whether occurring by reason of law or any other cause, whether similar or dissimilar to the foregoing.

Section 6.                                Subrogation Rights.  If any amount shall be paid to the Guarantor on account of subrogation rights at any time when all the Guaranty Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Letter of Credit Agent, the Administrative Agent, the Collateral Agent and the Trustee in accordance with their respective interests therein and shall forthwith be paid to the Letter of Credit Agent, the Administrative Agent, the Collateral Agent and the Trustee to be applied to the Guaranty Obligations in such order as specified in the Security Agreement.  If (a) the Guarantor makes a payment to the Letter of Credit Agent, the Administrative Agent, the Collateral Agent or the Trustee of all or any part of the Guaranty Obligations and (b) all the Guaranty Obligations have been paid in full, the Letter of Credit Agent, the Administrative Agent, the Collateral Agent or the Trustee will, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty of any kind whatsoever, necessary to evidence the transfer by subrogation to the Guarantor of any interest in the Guaranty Obligations resulting from such payment by the Guarantor.  The Guarantor hereby agrees that it shall have no rights of subrogation with respect to amounts due to the Letter of Credit Agent, the Letter of Credit Banks, the Administrative Agent, the Liquidity Banks, the Collateral Agent or the Trustee until such time as all obligations of BAFC to the Secured Parties and of the Company or the Trust to the Trustee (for the benefit of the Investor Certificateholders of all Outstanding Series) have been paid in full and the Letter of Credit, the Liquidity Agreement and the Security Agreement have been terminated.

Section 7.                                Representations and Warranties.  The Guarantor hereby represents and warrants as follows:

(a)                                  Financial Condition.

(i)                                     The consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as of December 31, 2010 and the related consolidated statements of income for the fiscal year ended on such date, reported on by the Guarantor’s independent public accountants, copies of which have heretofore been furnished to the Trustee, the Administrative Agent and the Letter of Credit Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Guarantor and its consolidated Subsidiaries as at such date, and the results of operations for the fiscal year then ended.  Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any).

(ii)                                  Except as disclosed in Schedule V attached hereto, neither the Guarantor nor its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material guarantee obligation, contingent liability (as defined in accordance with GAAP), or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto, except for guarantees, indemnities or similar obligations of the Guarantor or a consolidated Subsidiary supporting obligations of one Subsidiary to another Subsidiary.

(iii)                               During the period from December 31, 2010 to and including the date hereof, except as disclosed in Schedule V attached hereto, neither the Guarantor nor its consolidated Subsidiaries has sold, transferred or otherwise disposed of any material part of its business or property, nor has it purchased or otherwise acquired any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Guarantor and its consolidated Subsidiaries at December 31, 2010.

(b)                                 No Change.  Since December 31, 2010, except as disclosed in Schedule I hereof, there has been no development or event which has had or could, in the Guarantor’s good faith reasonable judgment, reasonably be expected to have a Material Adverse Effect.

(c)                                  Corporate Existence; Compliance with Law.  The Guarantor and each of its Subsidiaries (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect, and (iv) is in compliance with all Requirements of Law and Contractual Obligations, except any non-compliance which could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Corporate Power; Authorization; Enforceable Obligations.  The Guarantor and each of its Subsidiaries has the corporate power and authority, and the legal right, to make, deliver and perform this Guaranty and each of the other Transaction Documents to which such Person is a party and to borrow thereunder and has taken all necessary corporate action to authorize (i) the borrowings on the terms and conditions of the Transaction Documents to which such Person is a party, (ii) the execution, delivery and performance of this Guaranty and each of the other Transaction Documents to which it is a party and (iii) the remittance of payments in the applicable Approved Currency of all amounts payable hereunder and thereunder.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings under the Transaction Documents, the remittance of payments in the applicable Approved Currency in accordance with the terms hereof and thereof or with the execution, delivery, performance, validity or enforceability of this Guaranty and each of the other Transaction Documents.  This Guaranty and each of the other Transaction Documents to which the Guarantor and/or any of its Subsidiaries are a party have been duly executed and delivered on behalf of the Guarantor and each of such Subsidiaries.  Each of this Guaranty and each of the other Transaction Documents to which the Guarantor and/or any of its Subsidiares are a party constitutes a legal, valid and binding obligation of the Guarantor and each of such Subsidiaries enforceable against the Guarantor and each of such Subsidiaries in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e)                                  No Legal Bar.  The execution, delivery and performance by the Guarantor of this Guaranty, and by it and each of its Subsidiaries of the other Transaction Documents to which each such entity is a party, the borrowings thereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation to which the Guarantor or any of its Subsidiaries are a party or by which it or they are bound and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any of the Guarantor or its Subsidiaries pursuant to any such Requirement of Law or Contractual Obligation.

(f)                                    No Material Litigation.  Except as disclosed in Schedule VI attached hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to this Guaranty or the other Transaction Documents or any of the transactions contemplated hereby or (b) which could reasonably be expected to have a Material Adverse Effect.

(g)                                 Ownership of Property; Liens.  The Guarantor and each of its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property except for defects in title which would not have a Material Adverse Effect, and none of the property is subject to any Lien that secures Secured Indebtedness, other than a Lien that secures Permitted Secured Indebtedness or any other Secured Indebtedness permitted under Section 8.2(a)(iv) of this Guaranty.

(h)                                 Environmental Matters.  The Guarantor and its Subsidiaries have obtained all permits, licenses and other authorizations that are necessary to operate their respective business and required under all applicable Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule II attached hereto, (i) Hazardous Materials have not at any time been generated, used, treated or stored on, released or disposed of on, or transported to or from, any property owned, leased, used, operated or occupied by the Guarantor or any of its Subsidiaries or, to the best of the Guarantor’s knowledge, any property adjoining or in the vicinity of any such property except in compliance with all applicable Environmental Laws other than where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) there are no past, pending or threatened (in writing) Environmental Claims against the Guarantor or any of its Subsidiaries or any property owned, leased, used, operated or occupied by the Guarantor or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.  The operations of the Guarantor and its Subsidiaries are in compliance in all material respects with all terms and conditions of the required permits, licenses, certificates, registrations and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(i)                                     No Default.  Except with respect to the Indebtedness set forth on Schedule III attached hereto, neither the Guarantor nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it is bound in any respect which could reasonably be expected to have a Material Adverse Effect.  No Early Amortization Event or Potential Early Amortization Event has occurred and is continuing.

(j)                                     Taxes.  Under the laws of Bermuda, the execution, delivery and performance by the Guarantor of this Guaranty and by it and each of its Subsidiaries (as the case may be) of the other Transaction Documents to which they are a party and all payments of principal, interest, fees and other amounts hereunder and thereunder are exempt from all income or withholding taxes, stamp taxes, charges or contributions of Bermuda or any political subdivision or taxing authority thereof, irrespective of the fact that the Administrative Agent, the Letter of Credit Agent, any of the Letter of Credit Banks or any of the Liquidity Banks may have a representative office or subsidiary in Bermuda.  Except as otherwise provided herein or therein, the Guarantor is validly obligated to make all payments due under this Guaranty and each of its Subsidiaries is validly obligated to make all payments due under the other Transaction Documents free and clear of any such tax, withholding or charge so that the Investor Certificateholders, the Administrative Agent, the Letter of Credit Agent, the Letter of Credit Banks and the Liquidity Banks shall receive the amounts due as if no such tax, withholding or charge had been imposed.

(k)                                  Pari Passu Status.  The obligations of the Guarantor hereunder constitute direct, general obligations of the Guarantor and rank at least pari passu (in priority of payment) with all other unsecured, unsubordinated Indebtedness (other than any such Indebtedness that is preferred by mandatory provision of law) of the Guarantor.

(l)                                     Purpose of Advances.  The proceeds of each advance under the Investor Certificates shall be used by the Guarantor and the Designated Obligors for their general corporate purposes.  Notwithstanding the foregoing, any use of advances under the Investor Certificates as so described in this subsection shall not affect the obligations of the Guarantor hereunder.

(m)                               Information.  All information (including, with respect to the Guarantor, without limitation, the financial statements required to be delivered pursuant hereto), which has been made available to the Trustee, the Administrative Agent, any Liquidity Bank, the Letter of Credit Agent or any Letter of Credit Bank by or on behalf of the Guarantor in connection with the transactions contemplated hereby and the other

Transaction Documents is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Guarantor, the Guarantor represents only that such information was prepared in good faith by management of the Guarantor on the basis of assumptions believed by such management to be reasonable as of the time made.

(n)                                 Designated Obligors.  On the date hereof, BL directly or indirectly owns the percentage of the voting stock of each Designated Obligor (other than BL) set forth on Schedule IV attached hereto.

(o)                                 Restrictions on Designated Obligors.  There is no legal or regulatory restriction on the ability of any Designated Obligor to pay dividends to the Guarantor out of earnings at such times as such Designated Obligor is not deemed to be insolvent pursuant to the laws of its jurisdiction of incorporation nor any legal or regulatory restriction preventing the Guarantor from converting such dividend payments to an Approved Currency.

(p)                                 Federal Regulations.  No part of the proceeds of any advances under the Investor Certificates will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States as now and from time to time hereafter in effect.

(q)                                 Investment Company Act.  The Guarantor is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the 1940 Act.

(r)                                    Solvency.  The Guarantor is, individually and together with its Subsidiaries, Solvent.

(s)                                  Consideration.  The Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty.  The Guarantor has, independently and without reliance upon the Administrative Agent, the Letter of Credit Agent or the Trustee and based on such documents and information it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

Section 8.                                Covenants.

8.1                                 Affirmative Covenants.  The Guarantor hereby agrees that, so long as any Commercial Paper Holder Obligations or any Investor Certificate remains outstanding and unpaid or any other amount is owing to any Holder, the Administrative

Agent, a Liquidity Bank, the Letter of Credit Agent or any Letter of Credit Bank under the Transaction Documents:

(a)                                  Financial Statements.  The Guarantor shall furnish to the Administrative Agent (who shall furnish a copy to each Liquidity Bank), the Trustee and the Letter of Credit Agent (who shall furnish a copy to each Letter of Credit Bank):

(i)                                     promptly after each annual meeting of the Guarantor, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Guarantor, a copy of the audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries at the end of such year and related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by independent public accountants reasonably acceptable to the Administrative Agent and the Letter of Credit Agent;

(ii)                                  as soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarters of each fiscal year of the Guarantor, the unaudited consolidated balance sheet of the Guarantor as at the end of such quarter and the related unaudited consolidated statement of income for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, each in the form reasonably acceptable to the Administrative Agent and the Letter of Credit Agent, certified by the chief financial officer of the Guarantor; and

(iii)                               such additional financial and other information as the Trustee, the Administrative Agent or the Letter of Credit Agent may from time to time reasonably request;

all such financial statements furnished under clause (i) above to be complete and correct in all material respects and prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, however, that the Guarantor shall not be required to deliver the financial statements described under clauses (i) and (ii) above if such statements are available within the time period required by applicable Requirements of Law on EDGAR or from other public sources.

(b)                                 Quarterly Compliance Certificates.  The Guarantor shall, within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year and one hundred and twenty (120) days after the end of each fiscal year, furnish to the Trustee, the Administrative Agent and the Letter of Credit

Agent its certificate signed by its chief financial officer, treasurer or controller stating that, to the best of such officer’s knowledge, during such period the Guarantor has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Guaranty and the other Transaction Documents and any other related documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Early Amortization Event or Potential Early Amortization Event except as specified in such certificate and showing in reasonable detail the calculations evidencing compliance with the covenants in subsection 8.2(a).

(c)                                  Conduct of Business and Maintenance of Existence.  The Guarantor shall, and shall cause each of the Designated Obligors to:  (i) except as permitted by subsection 8.2(b), preserve, renew and keep in full force and effect its corporate existence; and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except where the failure to maintain the same would not have a Material Adverse Effect.

(d)                                 Compliance with Laws and Contractual Obligations; Authorization.  The Guarantor shall, and shall cause each of its Subsidiaries to, comply in all respects with all Requirements of Law and Contractual Obligations, except where failure to so comply would not have a Material Adverse Effect, and the Guarantor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by any applicable laws and regulations to enable it lawfully to enter into and perform its obligations under this Guaranty or to ensure the legality, validity, enforceability or admissibility in evidence of this Guaranty and the other Transaction Documents.

(e)                                  Maintenance of Property; Insurance.  The Guarantor shall, and shall cause each of its Subsidiaries to, keep all property useful and necessary in its business in good working order and condition, except where failure to do so would not have a Material Adverse Effect; and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are customary for the Guarantor’s type of business.

(f)                                    Inspection of Property; Books and Records.  The Guarantor shall, and shall cause each of the Designated Obligors to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Trustee, the Administrative Agent, each Liquidity Bank, the Letter of Credit Agent and each Letter of Credit Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any time and as often as may reasonably be desired, provided that the Trustee, the Administrative Agent, each Liquidity Bank, the Letter of Credit Agent and each Letter of Credit Bank has given reasonable prior written notice and the Trustee, the Administrative Agent, each Liquidity Bank, the Letter of Credit Agent and each Letter of Credit Bank has executed a confidentiality agreement reasonably satisfactory to the Guarantor.

(g)                                 Notices.  The Guarantor shall give notice to the Trustee, the Administrative Agent and the Letter of Credit Agent promptly after becoming aware of the same, of (i) the occurrence of any Early Amortization Event or Potential Early Amortization Event, including any steps taken to remedy or mitigate the effect of such default; (ii) any changes in taxes, duties or other fees of Bermuda or any political subdivision or taxing authority thereof or any change in any laws of Bermuda, in each case, that may affect any payment due under this Guaranty or the other Transaction documents; (iii) any change in such Guarantor’s, BLFC’s or the Trust’s public or private rating by S&P or Moody’s; and (iv) any development or event which has had, or which the Guarantor in its good faith judgment believes will have, a Material Adverse Effect.

(h)                                 Pari Passu Obligations.  The Guarantor shall ensure that its obligations hereunder at all times constitute direct, general obligations of the Guarantor ranking at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness (other than Indebtedness that is preferred by mandatory provisions of law) of the Guarantor.

(i)                                     Maintenance of Designated Obligors.  The Guarantor will not and will not permit any of its Subsidiaries directly or indirectly to convey, sell, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions more than 50% of the voting stock of a Designated Obligor (other than BL) unless such conveyance, sale, transfer or disposition does not cause an Early Amortization Event or Potential Early Amortization Event and either (i) such conveyance, sale, transfer or disposition is among the Guarantor and its Subsidiaries or (ii) (A) the Guarantor or such Subsidiary uses the net proceeds of such stock conveyance, sale, transfer or disposition to repay in full the aggregate principal and interest due and owing with respect to all Loans outstanding as to which the Designated Obligor is the Obligor and (B) to the extent such net proceeds exceed the amounts required to be paid pursuant to clause (A), the Guarantor or such Subsidiary either (1) reinvests or enters into a contract to reinvest all such excess net proceeds in productive replacement fixed assets of a kind then used or usable in the business of the Guarantor or any of its Subsidiaries or (2) uses such excess net proceeds to make payments on the Guarantor’s or its Subsidiaries’ other Indebtedness.

(j)                                     Payment of Taxes.  The Guarantor shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and similar governmental charges imposed on it, its incomes, profits or properties, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Guarantor or (ii) the nonpayment of all such taxes, assessments and charges in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(k)                                  Environmental Laws.  Unless, in the good faith judgment of the Guarantor, the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor will comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, with the requirements of all applicable Environmental Laws and will immediately pay or cause to be paid all costs and expenses incurred in such compliance, except such costs and expenses which are being contested in good faith by appropriate proceedings if the Guarantor or such Subsidiary, as applicable, is maintaining adequate reserves (in the good faith judgment of the management of the Guarantor) with respect thereto in accordance with GAAP.  Unless the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor shall not, nor shall it permit or suffer any of its Subsidiaries to, generate, use, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials other than in the ordinary course of business and in material compliance with all applicable Environmental Laws, and shall not, and shall not permit or suffer any of its Subsidiaries to, cause or permit, as a result of any intentional or unintentional act or omission on the part of the Guarantor or any Subsidiary thereof, the installation or placement of Hazardous Materials in material violation of or actionable under any applicable Environmental Laws onto any of its property or suffer the material presence of Hazardous Materials in violation of or actionable under any applicable Environmental Laws on any of its property without having taken prompt steps to remedy such violation.  Unless its failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor shall, and shall cause each of its Subsidiaries to, promptly undertake and diligently pursue to completion any investigation, study, sampling and testing, as well as any cleanup, removal, remedial or other action required of the Guarantor or any Subsidiary under any applicable Environmental Laws in the event of any release of Hazardous Materials.

(l)                                     Amendments to Transaction Documents.  The Guarantor shall not amend, supplement, waive or modify, or consent to any amendment, supplement, waiver or modification of, any Transaction Document except in accordance with the provisions of this Section 8.1(l).  Any provision of any other

Transaction Document may be amended, waived, supplemented, restated, discharged or terminated with ten (10) Business Days’ prior written notice to the Administrative Agent, but without the consent of the Administrative Agent or the Liquidity Banks; provided such amendment, waiver, supplement or restatement does not (i) render the Series 2000-1 VFC Certificate subordinate in payment to any other Series under the Trust or otherwise adversely discriminate against the Series 2000-1 VFC Certificate relative to any other Series under the Trust, (ii) reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on or in respect of the Series 2000-1 VFC Certificate, (iii) change the definition of, the manner of calculating, or in any way the amount of, the interest of BAFC in the assets of the Trust, (iv) change the definitions of “Eligible Loan”, “Eligible Obligor”, “Series 2000-1 Allocated Loan Amount”, “Series 2000-1 Invested Amount” or “Series 2000-1 Target Loan Amount” or, to the extent used in such definitions, other defined terms used in such definitions, (v) result in a Mandatory Liquidation Event, (vi) amend Section 15 or 17 of this Guaranty, (vii) release the Guarantor, (viii) change any provision of this Guaranty (other than as described in clause (vi) or (vii) above) which adversely affects the rights or interest of the Liquidity Banks under this Guaranty in any material respect, (ix) change the ability of the Trustee to declare the Purchased Loans to be immediately due and payable or the ability of the Administrative Agent or the Majority Liquidity Banks to directly or indirectly require the Trustee to do so, (x) increase the Series 2000-1 Maximum Invested Amount, or (xi) effect any amendment that would cause or permit (1) the Series 2000-1 Invested Amount to exceed the Series 2000-1 Maximum Invested Amount, (2) the Series 2000-1 Target Loan Amount to exceed the Series 2000-1 Allocated Loan Amount or (3) the Credits Outstanding to exceed the Aggregate Available Liquidity Commitment.  Any amendment, waiver, supplement or restatement of a provision of a Transaction Document (including any exhibit thereto) of the type described in (x) clauses (i), (ii), (iii), (iv), (v), (viii), (ix), (x) or (xi) in the proviso above shall require the written consent of the Administrative Agent acting at the direction of the Majority Liquidity Banks, (y) clause (vi) above shall require the written consent of the Administrative Agent acting at the direction of all the Liquidity Banks, and (z) clause (vii) above shall require the written consent of all the Secured Parties, with the exception of the Commercial Paper Holders.

(m)                               ERISA.  The Guarantor shall give notice to the Trustee, the Administrative Agent and the Letter of Credit Agent:

(i)                                     ERISA Events.  Promptly and in any event within ten (10) days after the Guarantor or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Guarantor or such ERISA Affiliate describing such ERISA Event and the action, if any, that the Guarantor or such ERISA Affiliate has taken and proposes to take with respect thereto;

(ii)                                  Plan Terminations.  Promptly and in any event within two (2) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan; and

(iii)                               Multiemployer Plan Notices.  Promptly and in any event within five (5) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Guarantor or any of its ERISA Affiliates in connection with any event described in clause (A) or (B) above.

(iv)                              Additional Multiemployer Plan Notices.  Promptly and in any event within five (5) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates, copies of (A) any documents described in Section 101(k) of ERISA that the Guarantor or any of its ERISA Affiliates may request with respect to any Multiemployer Plan, and (B) any notices described in Section 101(l) of ERISA that the Guarantor or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided, that if the Guarantor or the applicable ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the request of the Trustee, the Administrative Agent or the Letter of Credit Agent, which request shall not be more frequent than once during any twelve (12) month period, the Guarantor or applicable ERISA Affiliate shall promptly make a request for such documents or notices and shall provide copies of such documents and notices promptly and in any event within five (5) Business Days after receipt thereof.

8.2                                 Negative Covenants.  The Guarantor hereby agrees that, so long as any Commercial Paper Holder Obligations or any Investor Certificate remains outstanding and unpaid or any other amount is owing to any Holder, the Administrative Agent, any Liquidity Bank, the Letter of Credit Agent or any Letter of Credit Bank under the Transaction Documents:

(a)                                  the Guarantor shall not at any time permit:

(i)                                     its Consolidated Net Worth (as calculated at the end of each fiscal quarter of the Guarantor) to be less than U.S.$4,000,000,000 (to be tested quarterly);

(ii)                                  the ratio of its consolidated Adjusted Net Debt to consolidated Adjusted Capitalization (each as calculated at the end of each fiscal quarter of the Guarantor) to be greater than 0.635:1.0 (to be tested quarterly);

(iii)                               the ratio of its total consolidated current assets to total consolidated current liabilities, each as calculated at the end of each fiscal quarter of the Guarantor and as determined in accordance with GAAP, to be less than 1.1 to 1.0 (to be tested quarterly); and

(iv)                              the aggregate outstanding principal balance of all Secured Indebtedness (excluding any Permitted Secured Indebtedness) incurred by the Guarantor and its Subsidiaries to be greater than an amount equal to five percent (5%) of the Total Tangible Assets of the Guarantor and its Subsidiaries, as calculated at the end of each fiscal quarter of the Guarantor and as determined in accordance with GAAP (to be tested quarterly).

(b)                                 Limitation of Fundamental Changes.  The Guarantor shall not enter into any transaction of merger, consolidation or amalgamation (other than any merger or amalgamation of any Subsidiary with and into the Guarantor so long as the Guarantor shall be the surviving, resulting or continuing company) or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

(c)                                  Restrictions on Dividends or Loans by Designated Obligors.  The Guarantor shall not permit any Designated Obligor to enter into any agreement restricting the payment of dividends or the making of loans by it to the Guarantor or to any other Designated Obligor, except that the Guarantor may permit a Designated Obligor to be party to agreements (i) limiting the payment of dividends by such Designated Obligor following a default or an event of default under such agreement and (ii) requiring the compliance by such Designated Obligor with specified net worth, working capital or other similar financial tests and (iii) restricting loans to be made by such Designated Obligor to any other Obligor or the Guarantor to such loans which accrue interest at a rate greater than or equal to such lending Designated Obligor’s average cost of funds as determined in good faith by the Board of Directors of such Designated Obligor.

(d)                                 Loans.            Notwithstanding any provision to the contrary set forth in the Transaction Documents (including, without limitation, clause (s) of the definition of “Eligible Loan” in Annex X), the Guarantor (i) shall not permit any Seller to sell, transfer, assign or otherwise convey any Loan to the Company under the Sale Agreement that has a maturity in excess of six (6) years and (ii) shall either cause a Seller, the Company or the Trustee to demand repayment of all outstanding principal and accrued interest under each Loan or cause a Seller to refinance such amounts by making a new Loan to the applicable Obligor within six (6) years from the date of such Loan.

8.3                                 Use of Websites.

(a)                                  The Guarantor may satisfy its obligation to deliver any public information to the Trustee, the Administrative Agent, the Collateral Agent and the Letter of Credit Agent by posting this information onto an electronic website designated by the Guarantor, the Administrative Agent and the Letter of Credit Agent (the “Designated Website”) by notifying the Trustee, the Administrative Agent, the Collateral Agent and the Letter of Credit Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Guarantor shall supply the Trustee, the Administrative Agent, the Collateral Agent and the Letter of Credit Agent with one copy in paper form of any information which is posted onto the website.

(b)                                 The Administrative Agent and the Letter of Credit Agent shall supply each Letter of Credit Bank and each Liquidity Bank with the address of and any relevant password specifications for the Designated Website following designation of that website by the Guarantor and the Administrative Agent and the Letter of Credit Agent.

(c)                                  The Guarantor shall promptly upon becoming aware of its occurrence notify the Trustee, the Administrative Agent, the Collateral Agent and the Letter of Credit Agent if:

(i)                                     the Designated Website cannot be accessed due to technical failure;

(ii)                                  the password specifications for the Designated Website change;

(iii)                               any new information which is required to be provided under this Guaranty is posted onto the Designated Website;

(iv)                              any existing information which has been provided under this Guaranty and posted onto the Designated Website is amended; or

(v)                                 the Guarantor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Guarantor notifies the Trustee, the Administrative Agent, the Collateral Agent and the Letter of Credit Agent under Section 8.3(c)(i) or Section 8.3(c)(v) above, all information to be provided by the Guarantor under this Guaranty after the date of that notice shall be supplied in paper form unless and until the Trustee, the Administrative Agent, the Collateral Agent and the Letter of Credit Agent are satisfied that the circumstances giving rise to the notification are no longer continuing.

Section 9.                                Amendments.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless such amendment or waiver shall be in writing and signed by the Guarantor, the Letter of Credit Agent, the Administrative Agent, the Collateral Agent and the Trustee.  Such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.                          Notices, Etc.  All notices, demands, instructions and other communications required or permitted to be given to or made upon any Person pursuant hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, by recognized overnight courier service or by facsimile transmission, and shall be deemed to be given for purposes of this Guaranty, in the case of a notice sent by registered, certified or express mail, or by recognized overnight courier service, on the date that such writing is actually delivered to the intended recipient thereof in accordance with the provisions of this Section 10, or in the case of facsimile transmission, when received and telephonically confirmed. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 10, notices, demands, instructions and other communications in writing shall be given to or made upon the subject parties at their respective Notice Addresses (or to their respective facsimile transmission numbers) or at such other address or number as any party may notify to the other parties in accordance with the provisions of this Section 10.

Section 11.                          No Waiver; Remedies.  No failure on the part of the Letter of Credit Agent, the Administrative Agent, the Collateral Agent or the Trustee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.                          Costs and Expenses.  The Guarantor agrees to pay, and cause to be paid, on demand all costs and expenses actually incurred by the Letter of Credit Agent, the Administrative Agent, the Collateral Agent and the Trustee in connection with the enforcement of this Guaranty including, without limitation, the fees and out-of-pocket expenses of outside counsel to such Person with respect thereto. The agreements of the Guarantor contained in this Section 12 shall survive the payment of all other amounts owing hereunder or under any of the other Guaranty Obligations.

Section 13.                          Separability.  Should any clause, sentence, paragraph, subsection or Section of this Guaranty be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Guaranty, and the parties hereto agree that the part or parts of this Guaranty so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein; provided, however that the parties must receive confirmation from the Rating Agencies that the invalid, unenforceable or void portion of the Guaranty will not affect the rating of the Commercial Paper or any Investor Certificates, as applicable.

Section 14.                          Captions.  The captions in this Guaranty have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Guaranty.

Section 15.                          Successors and Assigns.  This Guaranty shall (a) be binding upon the Guarantor and its successors and assigns and (b) inure to the benefit of and be enforceable by the Letter of Credit Agent, the Administrative Agent, the Collateral Agent and the Trustee and their respective successors, transferees and assigns; provided, however, that any assignment by the Guarantor of its obligations hereunder shall (i) be subject to the prior written consent of all the Letter of Credit Banks and all of the Liquidity Banks at their complete discretion, and (ii) only be made to a one hundred percent (100%) owned Affiliate of the Guarantor; provided, further, that if such assignment by the Guarantor materially affects the rights of the Commercial Paper Holders or any Investor Certificateholders, then the Guarantor must first receive confirmation from the Rating Agencies that such assignment will not affect the rating of the Commercial Paper or any Investor Certificates, as applicable.

Section 16.                          Limitation by Law.  All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 17.                          Substitution of Guaranty.  Subject to the prior written consent of all the Letter of Credit Banks, all the Liquidity Banks and Investor Certificateholders representing more than 50% of the Invested Amount of each Outstanding Series (or, in the case of a Series having more than one Class of Investor Certificates, Investor Certificateholders representing more than 50% of the Invested Amount of each Class of such Series) at their complete discretion, the Guarantor shall, during the term of this Guaranty, be permitted at its option to provide collateral to the Letter of Credit Agent, the Administrative Agent, the Collateral Agent and the Trustee or another form of credit support as a substitute for its obligations under this Guaranty.  The Guarantor agrees to execute whatever security or credit support documents the Letter of Credit Agent, the Administrative Agent, the Collateral Agent and the Trustee reasonably request in order to effectuate the provisions of this Section 17.

Section 18.                          GOVERNING LAW; FOREIGN PARTY PROVISIONS.

(a)                                  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK).

(b)                                 Consent to Jurisdiction.  The Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York, in any action or proceeding relating to its obligations, liabilities or any other matter arising out of or in connection with this Guaranty or the Transaction Documents.  The Guarantor hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or U.S. federal court.  The Guarantor also hereby irrevocably waives, to the fullest extent permitted by law, any objection to venue or the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

(c)                                  Appointment of Agent for Service of Process.  The Guarantor hereby (i) irrevocably designates and appoints its Chief Financial Officer (from time to time) at its principal executive offices at 50 Main Street, White Plains, New York 10606 (the “Authorized Agent”), as its agent upon which process may be served in any suit, action or proceeding related to this Guaranty and represents and warrants that the Authorized Agent has accepted such designation and (ii) agrees that service of process upon the Authorized Agent and written notice of said service to the Guarantor mailed or delivered by a recognized international courier service (with proof of delivery) to its Assistant Secretary at its registered office at 2 Church Street, Hamilton, Bermuda, shall be deemed in every respect effective service of process upon the Guarantor in any such suit or proceeding.  The Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as the Guaranty is in existence.

(d)                                 Waiver of Immunities.  To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guaranty or any Transaction Documents, the Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

(e)                                  Foreign Taxes.  Any payments by the Guarantor to the Administrative Agent, Letter of Credit Agent, Collateral Agent or Trustee hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any and all present and future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereinafter imposed, levied, collected, withheld or assessed by Bermuda or any other jurisdiction in which the Guarantor has an office from which payment is made or deemed to be made, excluding (i) any such tax imposed by reason of the Administrative Agent, the Letter of Credit Agent, the Collateral Agent or the Trustee having some connection with any such jurisdiction other than its participation as the Administrative Agent, the Letter of Credit Agent, the Collateral Agent or the Trustee under the Transaction Documents, and (ii) any income or franchise tax on the overall net income of the Administrative Agent, the Letter of Credit Agent, the Collateral Agent or the Trustee imposed by the United States or by the State of New York or any political subdivision of the United States or of the State of New York on the office of the Administrative Agent, the Letter of Credit Agent, the Collateral Agent or the Trustee through which it is acting in connection with this transaction (all such non-excluded taxes, “Foreign Taxes”).  If the Guarantor is prevented by operation of law or otherwise from paying, causing to be paid or remitting that portion of amounts payable hereunder represented by Foreign Taxes withheld or deducted, then amounts payable under this Guaranty shall, to the extent permitted by law, be increased to such amount as is necessary to yield and remit to the Administrative Agent, the Letter of Credit Agent, the Collateral Agent or the Trustee an amount which, after deduction of all Foreign Taxes (including all Foreign Taxes payable on such increased payments) equals the amount that would have been payable if no Foreign Taxes applied.  Whenever any Foreign Taxes are payable by the Guarantor, as promptly as possible thereafter the Guarantor shall send to the Administrative Agent for its own account or for the account of the relevant Liquidity Bank, the Letter of Credit Agent for its own account or for the account of the relevant Letter of Credit Bank, the Trustee or the Collateral Agent, as the case may be, a certified copy of an original official receipt received by the Guarantor showing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent, Letter of Credit Agent, the Trustee or the Collateral Agent, as applicable.  If the Guarantor fails to pay any Foreign Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, the Letter of Credit Agent, the Trustee or the Collateral Agent, as applicable, the required receipts or other required documentary evidence, the Guarantor shall indemnify the Administrative Agent, the Liquidity Banks, the Letter of Credit Agent, the Letter of Credit Banks, the Trustee and the Collateral Agent for any incremental taxes, interest or penalties that may become payable by any such Person as a result of any such failure.

(f)                                    Judgment Currency.  The obligations of the Guarantor in respect of any sum due to the Administrative Agent, the Letter of Credit Agent, the Collateral Agent

and the Trustee hereunder or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Guarantor as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss.  The obligations of the Guarantor contained in this Section shall survive the termination of this Guaranty and the Transaction Documents and the payment of all other amounts owing hereunder and thereunder.

Section 19.                          WAIVER OF JURY TRIAL.  THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR FOR ANY TRANSACTIONS CONTEMPLATED BY THIS GUARANTY AND FOR ANY COUNTERCLAIM THEREIN.  THE GUARANTOR ACKNOWLEDGES THAT (A) THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS GUARANTY, (B) IT HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY AND (C) IT WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS RELATED TO THIS GUARANTY.  THE GUARANTOR REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL ADVISERS AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS AFTER CONSULTATION WITH ITS LEGAL ADVISERS.  IN THE EVENT OF ANY LEGAL PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR FOR ANY TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, THIS GUARANTY MAY BE FILED AS EVIDENCE OF THE GUARANTOR’S WAIVER OF A TRIAL BY JURY.

Section 20.                          Reinstatement.  This Guaranty shall be reinstated to the extent of payments made to the Guarantor as reimbursement of amounts advanced by the Guarantor hereunder.  The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any part of any payment of principal of, or interest on, the Guaranty Obligations is stayed, rescinded or must otherwise be restored by the Letter of Credit Agent, the Administrative Agent, the Collateral Agent or the Trustee upon the bankruptcy or reorganization of the Company, BAFC or any other Person.

Section 21.                          JPMorgan Chase Conflict Waiver.  JPMorgan Chase acts as Depositary, Administrative Agent, Liquidity Bank and may provide other services or facilities from time to time (the “JPMorgan Chase Roles”).  The Guarantor and each other party hereto acknowledges and consents to any and all JPMorgan Chase Roles, waives any objections it may have to any actual or potential conflict of interest caused by JPMorgan Chase’s acting as Administrative Agent, Depositary or as Liquidity Bank hereunder and acting as or maintaining any of the JPMorgan Chase Roles, and agrees that in connection with any JPMorgan Chase Role, JPMorgan Chase may take, or refrain from taking, any action which it in its discretion deems appropriate.

Section 22.                          Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of a Mandatory Liquidation Event or a Series 2000-1 Early Amortization Event, each Liquidity Bank and each Letter of Credit Bank is hereby authorized at any time or from time to time, without notice to the Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Liquidity Bank or such Letter of Credit Bank, as applicable, to or for the credit or the account of the Guarantor against and on account of the obligations and liabilities of the Guarantor to such Liquidity Bank or such Letter of Credit Bank, as applicable, under this Guaranty, including, without limitation, all claims of any nature or description arising out of or connected with this Guaranty, irrespective of whether or not such Liquidity Bank or such Letter of Credit Bank, as applicable, shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

If any Liquidity Bank, whether by setoff or otherwise, has payment made to it under this Guaranty upon its Liquidity Loans (other than payments received under this Guaranty which represent payment of amounts owed pursuant to Sections 4.03(c)(ii), 4.05, 4.06 or 11.04 of the Liquidity Agreement) in a greater proportion than that received by any other Liquidity Bank, such Liquidity Bank agrees, promptly upon demand, to purchase a portion of the Liquidity Loans held by the other Liquidity Banks so that after such purchase each Liquidity Bank will hold its ratable proportion of Liquidity Loans.

IN WITNESS WHEREOF, the Guarantor has caused this Seventh Amended and Restated Guaranty to be duly executed by its officers thereunto duly authorized, as of the date first written above.

GUARANTOR:

BUNGE LIMITED,
a Bermuda company

By:	/s/ Premchand Kanneganti
	Name:	Premchand Kanneganti
	Title:	Treasurer

By:	/s/ Carla Heiss
	Name:	Carla Heiss
	Title:	Assistant General Counsel and Secretary

[Signature Page to Seventh A&R Guaranty]

Schedule I

Material Developments

None

SI - 1

Schedule II

Environmental Matters

This Schedule II to the Guaranty hereby incorporates by reference all disclosure related to environmental matters set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed on March 1, 2011 and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, which was filed on November 9, 2011.

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Schedule III

Defaulted Facilities

None

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Schedule IV

Designated Obligors

Name	Percentage Directly or Indirectly Owned by BL
Bunge Limited	—
Bunge Global Markets Inc.	100%
Bunge N.A. Holdings, Inc.	100%
Bunge North America, Inc.	100%
Koninklijke Bunge B.V.	100%
Bunge Argentina S.A.	100%
Bunge S.A.	100%
Bunge Fertilizantes International Limited	100%
Bunge Alimentos S.A.	100%
Bunge Fertilizantes S.A. (Brazil)	100%
Bunge International Commerce Ltd.	100%
Bunge Finance B.V.	100%

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Schedule V

Material Contingent Liabilities and Material Disposition or Acquisition of Assets

This Schedule V to the Guaranty hereby incorporates by reference all disclosure set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed on March 1, 2011 and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, which was filed on November 9, 2011.

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Schedule VI

Material Litigation

This Schedule VI to the Guaranty hereby incorporates by reference all disclosure related to legal proceedings set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed on March 1, 2011 and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, which was filed on November 9, 2011.

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